EXTENSION AGREEMENT

Agreement made this 1 day of June, 1999 by and between THE VENEZUELA RECOVERY FUND N.V. as "Lender" and NEW ERA FOODS, INC. as "Borrower".

WHEREAS, Reference is made to that certain Promissory Note and Security Agreement (together referred to herein as the "Financing Agreement") entered between the above referenced parties dated on or about July 22, 1998 wherein the Lender established a $1,000,000 line of credit (the "Original Loan") for Lender to provide financing for the Borrower's inventory of groceries and squid to be sold to and distributed by and on behalf of Synergy Brands Inc. ("Synergy") for which financing Synergy acts as guarantor (the "Guarantor"); and

WHEREAS, The parties hereto wish to extend the credit facility provided under such Financing Agreement to $1,500,000 and replenish the amount presently available under such credit facility to the full amount of $1,500,000 ("Loan
Balance") and to extend the maturity date to January 10, 2001 with certain changes as provided herein and as otherwise authorized and provided in the Financing Agreement.

NOW THEREFOR WITNESSETH: In consideration of fulfillment of the covenants and obligations of the parties set forth herein it is agreed as follows:

Repayment of the Loan Balance shall be made and it shall be the obligation of the Borrower to make such repayment on the same terms and conditions as provided for any and all funds advanced under the Loan as set forth in the original Financing Agreement except that no fees or other costs shall be assessed to Borrower other than periodic interest at interest rates set forth in the Financing Agreement and the monthly servicing fee of $750 shall continue, the terms of the Financing Agreement remain the same except that (i) the Loan Balance is increased to $1,500,000, (ii) the maturity date for repayment of all funds due in connection with Loan is extended (the "Extension") to January 10, 2001 (iii) as shall otherwise be specifically changed by the terms and provisions hereof and in the Subordinated Convertible Debenture made an integral part of this transaction, such in form and content as attached to and made a part hereof, and (iv) such extension of the Loan shall be guaranteed by Synergy as Guarantor on the same terms and conditions as agreed to in the applicable Guaranty executed by same contemporaneous with the execution of the original Financing Agreement limited as was the prior Guaranty to the principal amount of the $1,500,000 outstanding at any given time. In addition the default provisions of the Loan shall be made consistent with the default terms of the Security Agreement from Borrower given to the evidence the collateral security given by Borrower for the Loan.

Promptly upon full execution of this Agreement and applicable ancillary documents all outstanding balances on the Original Loan shall be considered paid and satisfied and shall be subtracted from the Loan Balance so that only the difference shall be considered still available for draw down by the Borrower.

The interest rate on the principal outstanding on such Loan Balance shall be reduced to 9% and the $1,500,000 of the Loan Balance (the "Convertible Loan Portion") shall be evidenced by and repayable on a convertible debenture basis on terms and in format as provided in the form of 9% Subordinated Convertible Debenture attached as an Exhibit to and made part of this Agreement convertible into legended restricted common stock of Synergy (as allowed by Synergy in furtherance of its guaranty and as consideration of its business relationship with Borrower). The balance of the Loan balance shall remain non-convertible unless otherwise agreed in writing by Synergy.

The total Loan Balance shall be secured as in the Original Loan except as the Convertible Loan Portion may be subordinated or collateral security therefor otherwise conditioned as set forth in the Convertible Debenture form agreement as attached as an Exhibit to and made a part of this Agreement

As security for the Loan as extended the same collateral as was made security for the Loan shall be considered security for the Loan as extended and for purposes of UCC filings and other existing written evidences of such existing security (the "Evidence of Security"), reference to the Loan shall also incorporate the Extension, which extension shall and is hereby made an integral part of the Loan as referenced in such Evidences of Security as though such extension were part of and were executed as of the date of such original Loan specified by the original Financing Agreement.

All representatives and warranties, and all covenants of the Borrower as set forth in the original Financing Agreement are hereby affirmed and continued.

                                     -E-6-
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Except as specifically  amended herein, the terms,  conditions and provisions of the Financing Agreement are hereby reaffirmed, and continued in full force and effect.

AGREED:                                     THE VENEZUELA RECOVERY FUND N.V.

                                            By:______________________________

                                            By:______________________________

Agreed and accepted as of the date first above written:

NEW ERA FOODS INC.

By:________________________                 By:______________________
Title:_____________________                 Title:___________________
    (Authorized Signatory)                  (Authorized Signatory)
Date:______________________                 Date:____________________

We also acknowledge receipt of the above extension agreement, agree to its terms and conditions and each agrees to be bound by those provisions which pertain to each one of our respective corporations.

SYNERGY BRANDS INC.

By:___________________________
Title:________________________
     (Authorized Signatory)

                                     -E-7-
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